Exhibit 10.14

AMENDMENT No. 1 to EMPLOYMENT AGREEMENT

Effective Date: May 29, 2014

This Amendment No. 1 (this “Amendment”) to that certain Employment Agreement between Zonzia Media, Inc., a Nevada corporation (formerly known as HDIMAX Media, Inc., the “Company”) and Myles A. Pressey III (“Executive”) effective January 29, 2015 (the “Employment Agreement”), is entered into as of the date set forth on the signature page hereto, and effective as of the date first set forth above by and between Executive and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, on May 29, 2015, the Company and Executive, the Company’s Chairman and Chief Business Development Officer, agreed to amend Executive’s Employment Agreement regarding future equity compensation;

WHEREAS, the Employment Agreement originally called for the issuance of a second equity award to Mr. Pressey in the amount of twenty-five million (25,000,000) shares upon the first anniversary of employment, contingent only on Executive’s continued employment at such time;

WHEREAS, the Board of Directors of the Company and Executive agreed to (i) increase the size of the potential equity award to sixty-two million five hundred thousand (62,500,000) shares, and (ii) make the entire award subject to the achievement of corporate performance benchmarks set by the Board of Directors.

NOW, THEREFORE, in compliance with the provisions of the Employment Agreement allowing for amendment thereof, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	Revised Equity Compensation. Section 3B of the Employment Agreement shall be amended and restated in its entirety, to read as set forth below:

“B. Bonus Plan- Equity Awards. Chief Business Development Officer shall receive a one-time initial grant of shares of common stock in the corporation within 30 days of signing this Agreement in an amount of one-hundred twenty-five million (125,000,000) shares.

Performance Award. Upon the Company’s achievement of twenty-five million dollars ($25,000,000) in revenue on a consolidated reporting basis for any calendar year, or the achievement of another corporate performance benchmark to be set by the Board of Directors, a restricted stock issuance will be granted in the amount of sixty-two million five hundred thousand (62,500,000) shares, to be issued on a fully vested basis over the years remaining in this Agreement in equal installments on the anniversary of the date of this Agreement. All shares are to be common shares issued as restricted stock.”

2.	General.

(a) Except for the amendments set forth herein, the Employment Agreement shall remain in full force and effect without change.

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(b) This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(c) This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof.

(d) This Amendment and the Employment Agreement shall constitute the entire agreement between the parties hereto pertaining to the subject matter hereof.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the date first written above.

“Company”	ZONZIA MEDIA, INC.,
a Nevada corporation

By: /s/ Stanley L. Teeple
Name: Stanley L. Teeple
Title: Chief Compliance Officer

Date: July 6, 2015

“Executive”	/s/ Myles A. Pressey III
By: Stanley L. Teeple
Date: July 6, 2015

[Signature page to Amendment No. 1 to Employment Agreement]

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